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                                  EXHIBIT 99.1
                        Press Release Dated April 3, 2002

For Information Contact
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At Greater Bay Bancorp:                At FRB|Weber Shandwick:
David L. Kalkbrenner                   Christina Carrabino (general information)
President and CEO                      Stephanie Mishra (analyst contact)
(650) 614-5767                         (415) 986-1591
Steven C. Smith
EVP, CAO and CFO
(650) 813-8222

                                                    FOR IMMEDIATE RELEASE

                          GREATER BAY BANCORP RECEIVES
                            INVESTMENT GRADE RATINGS
                       FROM MOODY'S AND STANDARD & POOR'S

PALO ALTO, CA, April 3, 2002 -- Greater Bay Bancorp (Nasdaq: GBBK), a financial services holding company, announced that Moody's Investors Service and Standard & Poor's have assigned first time investment grade ratings to the company and its two largest subsidiary banks, Cupertino National Bank and Mid-Peninsula Bank.

David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, commented, "We are very pleased with these investment grade ratings as we believe they recognize our intrinsic strength and solid financial fundamentals."

Moody's assigned its Baa3 issuer rating to Greater Bay Bancorp and the following ratings to the two banks: Baa1 long-term deposits, Prime-2 short-term deposits, Baa2 long-term issuer and Prime-2 short-term issuer. Standard & Poor's assigned its BBB-/ A-3 counterparty credit ratings to Greater Bay Bancorp and its BBB-/A-2 counterparty credit ratings to the two banks.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Market. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Safe Harbor
This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-

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K for the year ended December 31, 2001, and particularly the discussion of risk factors within such documents.

For additional information and press releases about Greater Bay Bancorp, visit the Company's web site at http://www.gbbk.com.
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